Exhibit 99.2

Brooks Automation Announces Planned Name and Stock Ticker Symbol Change – Azenta, Inc. (Nasdaq: AZTA) Set to Begin Trading Effective December 1st

CHELMSFORD, Mass., November 16, 2021 (PR Newswire) -- Brooks Automation, Inc. (Nasdaq: BRKS) announced at its investor day earlier today that it is changing its name to Azenta, Inc. and will begin trading on Nasdaq under the ticker symbol AZTA, effective at the open of market trading on December 1, 2021.

This change follows the previously announced launch of the life sciences brand, Azenta Life Sciences. Following completion of the sale of the Semiconductor Automation business, expected in the first half of calendar year 2022, the Company will become a pure play life sciences company.

No action is required by existing shareholders with respect to the name and ticker symbol change.

About Brooks Automation

Brooks (Nasdaq: BRKS) operates two global, market-leading businesses, Life Sciences and Semiconductor Solutions, each with its own distinct area of focus and expertise. The Life Sciences business, to be operated under the new Azenta brand, provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry’s top pharmaceutical, biotech, academic and healthcare institutions globally. On September 20, 2021, the Company announced the pending sale to Thomas H. Lee Partners of its Semiconductor Solutions Group business, which provides industry-leading precision vacuum robotics, integrated automation systems and contamination control solutions to the world’s leading semiconductor chip makers and equipment manufacturers as well as collaborative robotics and automation capabilities for multi-market applications. Due to the pending divestiture, the Company began reporting the Semiconductor Automation business as discontinued operations in its recent fiscal year end financial earnings announcement. Brooks is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, please visit www.brooks.com.

INVESTOR CONTACTS:
Sara Silverman
Director, Investor Relations
Brooks Automation
978.262.2635
sara.silverman@brooks.com

Sherry Dinsmore
Brooks Automation
978.262.2400
sherry.dinsmore@brooks.com